Appendix A

OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT

Two Roads Shared Trust

As of: August 1, 2015

Fund	Operating Expense Limit	Minimum Duration
REDWOOD MANAGED VOLATILITY FUND
Class I	1.74%	March 1, 2016
Class N	1.99%	March 1, 2016
Class Y	1.50%	March 1, 2016

TWO ROADS SHARED TRUST, On behalf of the Redwood Managed Volatility Fund By: /s/ Andrew Rogers Name: Andrew Rogers Title: President	REDWOOD INVESTMENT MANAGEMENT, LLC By: /s/ Michael Messinger Name: Michael Messinger Title: Principal

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